As filed with the Securities and Exchange Commission on February 28, 2014
Registration No. 333-182340

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 4
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global REIT, Inc.
(Exact name of registrant as specified in governing instruments)
 __________________________________

2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121	Sherri W. Schugart 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056-6118 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
 __________________________________
With a copy to:
Judith D. Fryer, Esq.
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
 __________________________________
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
__________________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 4 to the Form S-11 Registration Statement (Registration No. 333-182340) is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to file certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.        Financial Statements and Exhibits

(b) Exhibits:    The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
99.1	Consent of Cushman & Wakefield, Inc.
99.2	Consent of Knight Frank, LLP
99.3	Consent of Jones Lang LaSalle

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on February 28, 2014.

HINES GLOBAL REIT, INC.

By:	/S/ SHERRI W. SCHUGART
Sherri W. Schugart President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Hines*	Chairman of the Board of Directors	February 28, 2014
Jeffrey C. Hines

/s/ Sherri W. Schugart	President and Chief Executive Officer	February 28, 2014
Sherri W. Schugart	(Principal Executive Officer)

/s/ Ryan T. Sims*	Chief Financial Officer and Secretary	February 28, 2014
Ryan T. Sims	(Principal Financial Officer)

/s/ J. Shea Morgenroth	Chief Accounting Officer and Treasurer	February 28, 2014
J. Shea Morgenroth	(Principal Accounting Officer)

/s/ Charles M. Baughn*	Director	February 28, 2014
Charles M. Baughn

/s/ Jack L. Farley*	Director	February 28, 2014
Jack L. Farley

/s/ Colin P. Shepherd*	Director	February 28, 2014
Colin P. Shepherd

/s/ Thomas L. Mitchell*	Director	February 28, 2014
Thomas L. Mitchell

/s/ John S. Moody*	Director	February 28, 2014
John S. Moody

/s/ Peter Shaper*	Director	February 28, 2014
Peter Shaper
*Signed on behalf of the named individuals by J. Shea Morgenroth under power of attorney.